Exhibit 99.1

NEWS RELEASE Constar International Inc. One Crown Way Philadelphia, PA 19154-4599 Main Phone: (215) 552-3700

Constar International Inc. Announces Second Quarter

Financial Results

Philadelphia, PA – July 28, 2004 — Constar International Inc. (NASDAQ: CNST) today announced its financial results for the second quarter ended June 30, 2004.

Second Quarter Results

Second quarter net sales grew to $226.1 million, an 11% increase over the $203.4 million reported for the 2003 second quarter. The growth reflects increased shipments of conventional and custom products, strengthening foreign currency rates and the pass-through of higher resin prices. These increases were partially offset by price reductions implemented to extend key contracts and meet competitive pricing.

Gross profit in the second quarter improved to $13.9 million, a 63% increase over the $8.5 million gross profit in last year’s second quarter. The rise in gross profit reflects the increased unit sales, reduced spending on warehousing and material handling expenses and cost savings from the restructuring project undertaken in the second half of last year. These improvements were partially offset by increased spending on utilities and freight during the second quarter.

Adjusted EBITDA in the second quarter increased to $20.1 million over the $17.7 million reported for the second quarter of last year. The higher gross profit was the primary contributor to the 14% improvement in adjusted EBITDA.

EBITDA is defined by the Company as net income (loss) before interest expense, provision for income taxes, depreciation and amortization and the cumulative effect of a change in accounting for goodwill. The Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. For the second quarter of 2004, these adjustments included add-backs of $13.2 million in depreciation, $10.0 million of interest expense, $264,000 for certain other adjustments and $564,000 in taxes. This definition of adjusted EBITDA may not be comparable to adjusted EBITDA as defined by other companies.

Michael J. Hoffman, Constar’s President and Chief Executive Officer, commented, “We are pleased to report our improved performance and that second quarter results are consistent with our full year guidance. The improved results were primarily driven by volume growth fueled by strong demand in North America compared to last year. While conventional margins remain at depressed levels, this increased demand has lead to a significant reduction in excess capacity within the industry. Constar will refrain from investing in additional conventional capacity as long as conventional margins and returns are insufficient. During the second quarter, the Company achieved a key milestone with completion of the FDA food contact notification process for MonOxbar™ oxygen barrier technology. With commercial trials underway, we expect MonOxbar™ to be in the consumer markets by early next year.”

Second quarter operating expenses (defined as selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense, net) were $7.2 million compared to $5.8 million for the same period last year. The increase reflects increased legal expenses related to a patent infringement action to protect the Company’s OxbarTM oxygen barrier technology and costs associated with Sarbanes-Oxley compliance work. In addition, changes in the foreign currency translation rates of intra company balances generated a loss in the second quarter of 2004 compared to income in the same period of 2003.

Interest expense in the second quarter was $10.0 million compared to $8.9 million in the 2003 second quarter. The increase reflects higher debt levels when compared to the same period in 2003 as well as the increase in the Company’s effective interest rate due to the December 2003 refinancing.

Loss before taxes and minority interest was $3.3 million in the second quarter compared to a loss of $189.1 million in the second quarter of 2003. The net loss in last year’s second quarter included a $183.0 million non-cash charge for impairment of goodwill.

The Company reported a second quarter net loss of $3.9 million, or $0.32 per diluted share, compared to a net loss of $187.0 million, or $15.58 per diluted share, in the 2003 second quarter.

Six Month Results

For the first six months of 2004 net sales rose to $417.8 million, a 12% increase over the $372.2 million in the same period last year. The growth reflects increased shipments of conventional and custom products, strengthening foreign currency rates and the pass-through of higher resin prices. These increases were partially offset by price reductions implemented to extend key contracts and meet competitive pricing.

The Company reported that gross profit increased 13% to $23.3 million for the six month period compared to $20.6 million for the first six months of 2003. The rise in gross profit is attributable to the same factors that affected the second quarter gross profit.

Adjusted EBITDA for the first six months of 2004 was $34.4 million compared to $38.0 million in the first six months of 2003. An increase in operating expenses compared to the first six months of 2003 was the primary contributor to the reduction in adjusted EBITDA. As noted above, the Company’s Senior Secured Credit Agreement adjusts EBITDA for certain non-cash accruals and uses the adjusted EBITDA figure to determine the Company’s compliance with certain financial covenants in the Senior Secured Credit Agreement. For the first half of 2004, these adjustments included add-backs of $26.1 million in depreciation, $20.0 million of interest expense, $668,000 for certain other adjustments and $448,000 in taxes.

Operating expenses (selling and administrative expenses, research and technology expense, foreign exchange adjustments and other expense, net) for the six month period were $15.7 million compared to $11.9 million in the first half of last year. The increase reflects higher Sarbanes-Oxley compliance expenses and legal expenses related to a patent infringement action to protect the Company’s OxbarTM oxygen barrier technology. In addition, changes in the foreign currency translation rates of intra company balances generated a loss in the first half of 2004 compared to income in the same period of 2003. The Company also incurred a charge in the first quarter of 2004 for an insurance deductible related to a fire at a warehouse in the United Kingdom.

Interest expense in the first half of 2004 was $20.0 million compared to $17.3 million in first six months of 2003. The increase reflects higher debt levels when compared to the same period in 2003 as well as the increase in the Company’s effective interest rate due to the December 2003 refinancing.

Loss before taxes and minority interest was $12.4 million in the six month period compared a loss of $191.7 million for the same period last year. The narrowing of the loss is primarily attributable to the $183.0 million non-cash charge for impairment of goodwill taken in the second quarter of 2003.

The Company reported a net loss of $12.8 million, or $1.07 per diluted share, compared to a net loss of $188.8 million, or $15.73 per diluted share, in the first six months of last year.

Conference Call, Web Cast Information

The Company will hold a conference call on Wednesday, July 28, 2004, at 9:00 a.m. EDT to discuss this news release and the Company’s business outlook. Forward-looking and other material information will be discussed on this conference call. The dial-in numbers for the conference call are (800) 946-0713 (domestic callers) or (719) 457-2642 (international callers). The passcode is “Constar.” The conference call will also be broadcast live over the internet and can be accessed via the Company’s website: www.constar.net. Please log on approximately 15 minutes prior to the call to register and download any necessary audio software.

A replay of the broadcast will be available from 1:00 p.m. EDT on July 28, 2004, through midnight on August 4, 2004 and can be accessed via telephone by dialing (888) 203-1112 (domestic callers) or (719) 457-0820 (international callers) and entering passcode 772787, or via the web at www.constar.net where it will be archived.

Cautionary Note Regarding Forward-Looking Statements

Except for historical information, all information in this press release consists of forward-looking statements within the meaning of the federal securities laws. These forward-looking statements involve a number of risks, uncertainties and other factors, which may cause the actual results to be materially different from those expressed or implied in the forward-looking statements. These risks, uncertainties and other factors include, among other things, the continued conversion from metal, glass and other materials for packaging to plastic packaging; increasing demand for packaging requiring the Company’s proprietary technologies and know-how; the Company’s ability to timely market products incorporating MonOxbar™ technology and the realization of the expected benefits of the MonOxbar™ technology; the Company’s ability to protect its existing technologies and to develop new technologies; the Company’s ability to control costs; the Company’s relationship with its key customers; the Company’s ability to achieve improved utilization on its equipment; the terms upon which the Company acquires resin and its ability to reflect those terms in its sales; the Company’s debt levels and its ability to service existing debt; the Company’s ability to comply with restrictive covenants contained in the instruments governing its indebtedness or obtain waivers if not in compliance; the Company’s ability to realize the expected benefits of the previously announced restructuring and to complete the restructuring at its expected costs; the success of the Company’s customers in selling their products in their markets; the Company’s customers purchasing volumes that do not fall short of projections delivered to the Company; risks associated with the Company’s international operations; legal and regulatory proceedings and developments; general economic and political conditions; seasonal fluctuations in demand and the impact of weather on sales; the Company’s ability to identify trends in the markets and to offer new solutions that address the changing needs of these markets; the Company’s ability to successfully execute its business model and enhance its product mix; the Company’s ability to compete successfully against competitors; and the other risks identified from time to time in the Company’s SEC filings. The Company does not intend to review or revise any particular forward-looking statement in light of future events.

About Constar

Philadelphia-based Constar is a leading global producer of PET (polyethylene terephthalate) plastic containers for food, soft drinks and water. The Company provides full-service packaging solutions, from product design and engineering, to ongoing customer support. Its customers include many of the world’s leading branded consumer products companies.

For more information, contact:

James C. Cook, Executive Vice President and Chief Financial Officer, (215) 698-5392

Ed Bisno, Bisno Communications, (917) 881-5441

CONSTAR INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS COMPARISON

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Net customer sales	$224,774	$202,651	$415,519	$371,084
Net affiliate sales	1,310	783	2,303	1,141

Net sales	226,084	203,434	417,822	372,225
Cost of products sold, excluding depreciation	199,010	180,894	368,450	323,626
Depreciation	13,179	14,031	26,077	28,033

Gross profit	13,895	8,509	23,295	20,566

Selling and administrative expense	5,980	5,201	12,257	9,960
Research and technology expense	1,143	1,282	2,517	2,701
Interest expense	9,988	8,877	19,970	17,312
Foreign exchange adjustments	361	(872)	407	(825)
Goodwill impairment loss	—	183,000	—	183,000
Other expense (income), net	(241)	166	513	77

Loss before taxes and minority interest	(3,336)	(189,145)	(12,369)	(191,659)
Provision for income taxes	(564)	2,314	(448)	2,924
Minority interest	14	(147)	19	(74)

Net loss	$(3,886)	$(186,978)	$(12,798)	$(188,809)

Per common share data:
Basic and Diluted
Net loss	$(0.32)	$(15.58)	$(1.07)	$(15.73)

Weighted average shares outstanding:
Basic and diluted shares	12,000	12,000	12,000	12,000
Reconciliation of net loss to adjusted EBITDA:
Net loss	$(3,886)	$(186,978)	$(12,798)	$(188,809)
Add back:
Interest expense	9,988	8,877	19,970	17,312
Taxes	564	(2,314)	448	(2,924)
Depreciation	13,179	14,031	26,077	28,033

EBITDA	19,845	(166,384)	33,697	(146,388)
Other adjustments under Senior Secured Credit Agreements	264	184,047	668	184,378

Adjusted EBITDA	$20,109	$17,663	$34,365	$37,990

SELECTED BALANCE SHEET DATA

	06/30/2004	12/31/2003
Cash and cash equivalents	$13,910	$16,478
Debt:
Senior Revolving Credit	36,500	25,000
Term B Loan	122,564	123,188
Second Lien Term Loan	75,000	75,000
Senior Subordinated Debt	172,813	172,683
Other	1,510	1,547

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